OMB APPROVAL
OMB Number: 3235-0060
Expires: April 30, 2009
Estimated average burden hours per response...5.00

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported ) December 11, 2008
Vermillion, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-31617	33-059-5156

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

47350 Fremont Blvd.
Fremont, CA	94538

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (510) 226-2800
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.
     On December 11, 2008, Vermillion, Inc. (the “Company”) and U.S. Bank National Association, as Trustee, entered into a First Supplemental Indenture to the Indenture dated as of August 22, 2003 governing the 4.50% Convertible Senior Notes due 2008 (the “4.50% Notes”) issued by the Company to the holders thereof. Pursuant to the First Supplemental Indenture, the maturity date of the 4.50% Notes has been extended to September 1, 2009. Each holder’s rights to require the Company to repurchase the 4.50% Notes at 105.00% of such holder’s outstanding principal amount upon a change in control, as defined in the indenture governing the 4.50% Notes, and to convert the 4.50% Notes into common stock have been extended accordingly, and the conversion rate for the 4.50% Notes has been adjusted to 20 shares per $1,000 principal amount of 4.50% Notes, or $50.00 per share. In addition, pursuant to the First Supplemental Indenture, the Company may redeem the outstanding principal related to the 4.50% Notes at a redemption price of 100% on or before August 31, 2009. The holders of the 4.50% Notes have waived any past default by the Company of its obligation to make payment on the principal of and interest on the 4.50% Notes.
     The foregoing description is qualified in its entirety by reference to the full text of the First Supplemental Indenture, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

10.1	First Supplemental Indenture

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERMILLION, INC.
By:	/s/ Gail S. Page
	Name:	Gail S. Page
	Title:	President and Chief Executive Officer

Date: December 16, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Supplemental Indenture